Q4 2024 Sturm, Ruger & Company, Inc. Earnings Call Transcript February 20, 2025

Corporate Speakers:

•	Chris Killoy; Sturm Ruger & Co; President and Chief Executive Officer
•	Kevin Reid; Sturm Ruger & Co; General Counsel
•	Tom Dineen; Sturm Ruger & Co; Chief Financial Officer

Participants:

•	Mark Smith; Lake Street; Analyst
•	Rommel Dionisio; Aegis Capital; Analyst

PRESENTATION

Operator: Good day and thank you for standing by. Welcome to the Q4 2024 Sturm, Ruger Earnings Conference Call. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Chris Killoy, President and Chief Executive Officer.

Chris Killoy: Good morning and welcome to the Sturm, Ruger & Company year-end 2024 conference call.

I'd like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements.

Tom Dineen, our Chief Financial Officer, will give an overview of the fourth quarter and 2024 financial results.

And then I will discuss our operations in the market.

And after that, we'll get to your questions. Kevin?

Kevin Reid: Thanks, Chris.

We want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements.

It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the company's SEC filings including but not limited to the company's report on Form 10-K for the year ended December 31, 2024, which, of course, we filed last night, and on the Forms 10-Q filed previously.

Copies of these documents may be obtained by contact to the company or the SEC or on the company website at ruger.com/corporate or, of course, the SEC website at sec.gov.

We do reference non-GAAP EBITDA.

Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2024, and our previously filed Forms 10-Q, which are also posted to our website. Furthermore, the company disclaims all responsibility to update forward-looking statements. Chris.

Chris Killoy: Thank you, Kevin.

Now Tom will discuss the company's 2024 results. Tom?

Tom Dineen: Thanks, Chris.

For 2024, net sales were $536 million and diluted earnings were $1.77 per share.

For 2023, net sales were $544 million and diluted earnings were $2.71 per share.

Our profitability declined in 2024 from 2023 as our gross margin decreased from 25% to 21%. The lower margin was driven by unfavorable deleveraging of fixed costs resulting from decreased production and sales, inflationary cost pressures, and a product-mix shift toward products with relatively lower margins that remain in stronger demand.

In the fourth quarter of 2024, net sales were $146 million and diluted earnings were $0.62 per share.

For the corresponding period in 2023, net sales were $131 million and diluted earnings were $0.58 per share.

Our fourth quarter results improved significantly from the third quarter as our production increased 10%, sales increased 19%, and our profitability more than doubled.

At December 31, 2024, our cash and short-term investments totaled $105 million.

Our short-term investments are invested in United States Treasury bills and in a money market fund that invests exclusively in United States Treasury instruments, which mature within one year.

Our current cash and short-term investments total $120 million.

At December 31, 2024, our current ratio was 4.2 to 1, and we had no debt.

Stockholders' equity was $320 million, which equates to a book value of $19.03 per share, of which $6.28 was cash and short-term investments.

In 2024, we generated $56 million of cash from operations and invested $21 million in capital expenditures.

We expect our 2025 capital expenditures will total $20 million.

In 2024, we returned $46 million to our shareholders through the payment of $12 million of quarterly dividends and the repurchase of 835,000 shares of our common stock at an average price of $41.19 per share for a total of $34 million.

Our Board of Directors declared a $0.24 per share quarterly dividend for shareholders of record as of March 14, 2025, payable on March 28, 2025.

As a reminder, our quarterly dividend is approximately 40% of net income, and therefore varies quarter-to-quarter.

Our variable dividend strategy, coupled with our strong debt-free balance sheet, allows us to continually and consistently provide returns to our shareholders without sacrificing our ability to capitalize on opportunities that emerge. That's the financial update for 2024. Chris?

Chris Killoy: Thanks, Tom.

Ruger celebrated its 75th anniversary in 2024.

As a tribute to our founder, Bill Ruger, and the thousands of hardworking men and women who have left their mark on Ruger since its humble beginnings in 1949, there were many events throughout the year that brought people together to honor our past and celebrate our future.

We kicked off the festivities in January 2024 with a 75th anniversary gala at the SHOT Show.

We were honored to co-host the event with our friends at Hornady Ammunition, who were also founded in 1949. Two American manufacturing companies that stood the test of time and are thriving after 75 years. Maybe there will be a co-hosted centennial anniversary gala at the 2049 SHOT Show.

I wouldn't bet against it.

Last year's National Ruger Day, which of course is October 22, or 10/22, was another highlight.

It was our biggest Ruger Day yet, with hundreds of events at ranges, shooting clubs, and retailers where Ruger fans came together to shoot and spend time with friends and neighbors that share their passion for Ruger and our products.

The most satisfying and fitting way that we celebrated our 75th anniversary was with a flurry of new product introductions, culminating with the December launch of the new RXM, a 9-millimeter pistol that was imagined, designed, and developed in collaboration with Magpul Industries. This partnership resulted in a truly innovative product that offers maximum flexibility and customization, with a removable stainless steel fire control insert set inside an interchangeable Magpul-enhanced handgun grip. Demand for the RXM has been tremendous.

Our roster of new product introductions in 2024 also includes the American Rifle Generation II family of rifles in standard, ranch, and predator configurations. Marlin models 1894, 1895, and 336 lever-action rifles including the Dark Series models available in45-70 Government and30-30 Winchester, with other calibers to follow. The LC carbine chambered in45 Auto and 10-millimeter Auto to go along with our original offerings in the 5.7x28 caliber. The Mini-14 with side-folding stock. And 75th anniversary commemorative models of some of our most popular classic firearms including the Mark IV Target Pistol, the 1022 Rifle, and the LCP Max Pistol.

New product sales totaled $159 million, or 32% of firearm sales in 2024. New product sales include only major new products that were introduced in the last two years.

On the strength of these offerings, particularly the American Centerfire Rifle Gen II and the Marlin lever-action rifles, the estimated sell-through of our products from distributors to retailers increased for both the fourth quarter and the full year, despite the decrease in Adjusted NICS background checks during the same periods.

As a reminder, we use adjusted NICS as a proxy for overall consumer purchase activity at retail, and adjusted NICS does not distinguish between used gun sales and new gun sales.

Some data suggests that used gun sales in 2024 represented a larger percentage of overall retail firearm sales than 2023, which would not be surprising given higher interest rates and rising consumer debt. This would suggest that our market share gains are perhaps even greater than the adjusted NICS data would indicate.

We entered 2025 with a strong debt-free balance sheet, reduced inventories in our independent distributors, and a full pipeline of recently launched new products and many others still under development.

We remain focused on the long-term goal of creating shareholder value.

Our disciplined pricing and market strategy promote consistency throughout the distribution channel.

This allows both distributors and retailers to confidently invest in our inventory regardless of market fluctuations and volatility and is essential to Ruger's long-term success and leadership in the firearms market.

In January, we announced that Todd Seyfert will become President and Chief Executive Officer on March 1, allowing for a smooth transition before my planned retirement in May.

I want to take this opportunity to publicly welcome Todd to Ruger.

Todd attended the SHOT Show last month and spent time with many of our employees and customers and a host of industry folks, many of whom he already knew from his past experience in the industry.

I have been very impressed with Todd and know he and the rest of the team will continue to deliver innovative and exciting new products to our consumers, profitability to our independent distributors and retailers, and long-term value to our shareholders. Those are the highlights of 2024.

Operator, may we please have the first question?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

One moment for questions.

Our first question comes from Mark Smith with Lake Street.

You may proceed.

Mark Smith: First question for me, I wanted to dig in a little bit more into new products. Chris, I don't know if you can quantify or talk at all about maybe the impact that just RXM had during the quarter.

Chris Killoy: Thank you, Mark. RXM had a big impact in December.

We had pre-planned the launch of the RXM for a while.

We had conducted a series of retailer summits, is what we called, meeting with key retailers throughout the U.S. over the course of 2024.

At those summits, under an NDA, we introduced and unveiled the RXM to those key retailers and solicited pre-orders so that as we got closer to our actual launch date, we shipped both to those key big independent retailers, some of the key national accounts, as well as our distributors, so product was in place at both wholesale and retail prior to our public unveiling in December. That made for, I'll say, a smooth launch at all levels.

We got a lot of hype, sales and marketing folks combined to do a great job getting the word out, social media really kind of blew up the internet with great reaction to this firearm.

As a result, we had quite a few of those products, those guns shipped in December.

We don't disclose the exact amount, but it was a significant launch, the most we've ever had out in the marketplace at time of launch.

Then because we had already ramped up the product, we didn't see a dip at all.

We just continued right through filling orders that came in from our distributors over the next couple of weeks.

So it was really a fun way to launch a really great product.

Mark Smith: Perfect, and then correct me if I'm wrong, but it seems like RXM really gives you a platform for other frame sizes, other things that you can do with that fire control insert.

I mean is that how you view it, and then you end this partnership with Magpul, or are you guys able to move pretty quickly on new products?

Chris Killoy: Yes, Mark, as you likely know we've had other projects with Magpul, like stocks for a 10-22, and some of our other rifle products, but this is the biggest and strongest collaboration we've ever had. The folks at Magpul were a lot of fun to work with, really creative and good engineering, good marketing, and so we're going to continue to work with them on that.

In fact, we've got a meeting in the next couple of weeks to talk about some other new products that we can collaborate on.

But to the point of the RXM, there's going to be continued rollout of new frame sizes, grip colors, things like that.

So you'll see us flesh out that accessory pipeline for the different versions of the grip, as well as different sizes.

So you'll see those different frame sizes coming out, and that's something that we have planned and are still working on.

We're going to roll that out in a logical fashion. And again, our teams at both places, Magpul and Ruger, are very excited about it.

Mark Smith: Perfect. And just one hit balance sheet in cash flow.

As we look out at this next year, are there any new uses of cash that we should be looking at? It seems like your plans, everything's in a good place, but any other uses of cash? And then, if you can give any insight into your desire and appetite for continued share repurchases?

Chris Killoy: Well we've done both special dividends over time as well as share repurchases over time. And both of those remain an option.

Of course, we're always open to if there was another strategic acquisition that came our way along the lines of Marlin from a few years back, that would make sense for us.

But one of the reasons is, I think, we're pretty conservative on our cash balance. Having been fired by both Bank of America and Wells Fargo over the last five or six years during my tenure, we remain pretty cautious about the banking situation in the U.S. There are steps being taken now to shore that up with the FIND Act at the federal level.

But again, we're going to keep that conservative approach, and we'll probably have both share repurchases and certainly our quarterly dividends.

And of course, if we get to a certain balance, we'll look at special dividends as well. That's something we'll always take a hard look at. Number one, we want to make sure we're funding the business with our capital expenditures.

Investing in new products, that's probably our highest and best use. Watching for acquisitions. And if neither of those make sense, of course, returning to shareholders in either special dividends or share buybacks.

Operator: Thank you.

Our next question comes from Rommel Dionisio with Aegis Capital.

You may proceed.

Rommel Dionisio: Just a question on gross margins.

I realize you mentioned the adverse product mix shift.

But then again, on the flip side, you've had such strong success with new products, which I imagine are coming in at a higher margin.

I wonder if you could just give us a little more granularity on those trends. Thanks.

Chris Killoy: Thanks, Rommel. The biggest thing we saw in 2024 when we talked about a gross margin as it relates to product mix was you'll recall those 75th anniversary models, 1022, Mark IV, and LCP in particular, were really well done, well executed, but we priced them pretty competitively.

We stayed away from promotional programs and discounting, but we were pretty aggressive in pricing those 75th anniversary models.

And that, from a mix standpoint, was probably the biggest, I'll say, mix-related contributor to decrease gross margins. And again, they were very successful. They did the trick. They didn't disrupt inventory at retail or distributor level.

So they really worked well with our strategy for 2024.

Rommel Dionisio: Okay. Great. That's very helpful. And I just wanted to personally wish you all the very best, Chris.

I hope we chat again soon, but I wish you all the best in your transition.

Chris Killoy: Thanks, Rommel.

We appreciate it.

I appreciate your support and your (technical difficulty).

Operator: Thank you.

I would now like to turn the call back over to Chris Killoy for any closing remarks.

Chris Killoy: In closing, I would like to start by thanking all of you for attending our call this morning and for our shareholders for their continued investment in our company. And I would like to thank our loyal customers and the 1,800 hardworking members of the Ruger team who design, manufacture, and sell rugged, reliable firearms every day at our American factories.

I hope we will be able to join us at our virtual 2025 annual meeting on Thursday, May 29th. Further details will become available in April.

And on a personal note, I want to thank everyone who has helped me since I joined this industry in 1989.

For the past 36 years, I've been fortunate to work with some truly great people.

It's been a fun ride and I'm going to miss it.

But I look forward to continue to serve on the Ruger Board of Directors and supporting Todd and the Ruger team as we head into 2025. Thank you.

Operator: Thank you. This concludes the conference. Thank you for your participation.

You may now disconnect.